Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑3 (No. 333‑228877) and Form S‑8 (No. 333-248424, No. 333‑220148, No. 333‑118385, No. 333‑102235, No. 333‑50340, No. 333‑138814, No. 333‑151077, No. 333‑176315 and No. 333‑198237) of OraSure Technologies, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of OraSure Technologies, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of OraSure Technologies, Inc.

Our report on the consolidated financial statements refers to a change in the accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016‑02, Leases.

Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that the Company acquired UrSure, Inc. during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, UrSure Inc.’s internal control over financial reporting associated with approximately 1.7% of total assets and 0.5% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of UrSure, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 1, 2021